Exhibit 99.1

News from Arch Coal, Inc.
FOR FURTHER INFORMATION:
Deck Slone (314) 994-2717
FOR IMMEDIATE RELEASE
Arch Coal Amends and Extends Secured Revolving Credit Facility
     ST. LOUIS (August 27, 2009) — Arch Coal, Inc. (NYSE:ACI) today announced that it has amended and extended the maturity of its senior secured revolving credit facility from June 2011 to March 2013. This amendment, among other things, increases the size of the facility from $800 million to $860 million through June 2011 before stepping down to $763 million from June 2011 to March 2013. Commitments under the amended facility may be further expanded up to $800 million (at the company’s option with consent) on or after the original expiration date of June 2011.
     “Considering the tight credit environment that has prevailed during the past year, we are pleased to have our revolving credit capacity increased through June 2011 and to have more than 95 percent of that capacity further extended through March 2013,” said John T. Drexler, Arch’s senior vice president and chief financial officer. “The favorable response by our bank group helps fortify our already strong balance sheet, and provides us with greater financial flexibility to pursue potential future growth opportunities.”
     PNC Bank, National Association acts as the administrative agent for the 22-bank syndicate group.
     St. Louis-based Arch Coal is one of the largest U.S. coal producers, with revenues of $3.0 billion in 2008. Through its national network of mines, Arch supplies cleaner-burning, low-sulfur coal to U.S. power producers to fuel roughly 6 percent of the nation’s electricity. The company also ships coal to domestic and international steel manufacturers as well as international power producers.
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Forward-Looking Statements: This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.